UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

December 15, 2004

(Date of earliest event reported)

LANDRY’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22150	74-0405386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1510 West Loop South,

Houston, Texas, 77027

(Address of principal executive offices, including zip code)

(713) 850-1010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2004, Landry’s Restaurants, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with the initial purchasers named in the Agreement relating to the offer and sale by the Company of $400,000,000 aggregate principal amount of its 7.50% senior notes due 2014 (the “Notes”). The Notes will be offered and sold to the initial purchasers and resold to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in reliance on Regulation S under the Securities Act. The issuance of the Notes is expected to occur on or about December 28, 2004. The Notes will be issued pursuant to an Indenture among the Company, the Guarantors (as defined below) and Wachovia Bank, National Association, as trustee. The initial purchasers will be entitled to the benefits of a Registration Rights Agreement, to be executed among the initial purchasers and the Company.

The Notes will be general unsecured senior obligations of the Company. The Notes will be unconditionally guaranteed on a senior basis as to principal, premium, if any, and interest (the “Guarantees”) by all current and future domestic restricted subsidiaries of the Company (each individually a “Guarantor” and collectively, the “Guarantors”). Interest on the Notes will accrue from December 28, 2004 and the Company will pay interest twice a year, on each June 15th and December 15th, beginning June 15, 2005. Before December 15, 2007, the Company may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 107.5% of their aggregate principal amount, plus accrued interest. In addition, on or after December 15, 2009, the Company may redeem some or all of the Notes at any time at redemption prices that start at 103.75% of the aggregate principal mount. The Company is required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued interest, if it experiences specific kinds of changes in control.

The Company plans to use the net proceeds of the offering and sale of the Notes, together with borrowings under a new senior credit facility, to refinance debt, pay related transaction fees and expenses, and for general corporate purposes, which may include acquisitions, investments and repurchases of its outstanding stock.

The Agreement provides that the obligations of the initial purchasers are subject to certain customary conditions to closing and the initial purchasers are committed to purchase all of the Notes if any of them are purchased. The initial purchasers will not be required to purchase the Notes in the event of certain customary material adverse changes affecting the Company’s business or market conditions. The Company has agreed to indemnify the initial purchasers against certain potential liabilities in connection with the offering.

The initial purchasers and their affiliates have provided in the past, and may provide in the future, investment banking, commercial lending and financial advisory services to the Company, the Guarantors and the Company’s affiliates, for which they receive customary fees. Affiliates of certain of the initial purchasers will receive a portion of the proceeds of this offering in their capacity as lenders under the Company’s existing credit facility, which is being repaid in connection with this offering. An affiliate of one of the initial purchasers will serve as administrative agent and lender under the new senior credit facility. The initial purchasers will serve as joint arrangers and joint book-running managers under the Company’s new senior credit facility or as lenders under the Company’s new senior credit facility.

The summary of the foregoing transaction is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDRY’S RESTAURANTS, INC.

December 20, 2004	By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal
Executive Vice President, General Counsel and Secretary